March 4, 2014

William M. Smith
95 Howard Way
Atherton, CA 94027

RE: Secondment to Fluidigm Canada Inc.

Dear Bill:

This is to confirm the terms and conditions relating to your secondment by Fluidigm Corporation (“Home Company”) to Fluidigm Canada Inc. (“Host Company”), a subsidiary of the Home Company. During the period of your secondment, the terms and conditions of your offer letter with Home Company dated May 2, 2000 (“the Offer Letter”) will remain applicable, including your at-will status, unless expressly modified by the contents of this letter.

At the end of your secondment to Host Company, the terms contained in this letter will cease to have effect and you will revert to the terms and conditions of the Offer Letter. In the event that this secondment is followed by another secondment, whether with Host Company or another entity, a new secondment letter will be sent to you setting out the terms and conditions for such subsequent secondment.

Your secondment is subject to your obtaining any required passport, visa, resident and/or work permits and any related documents, as well as compliance with any required medical or government clearances.

Secondment

During the period of your secondment, you will perform the role of President and Acting General Manager for Host Company. Your responsibilities will include, but are not limited to, overseeing operations and integration with Host Company. During the course of your secondment, you will remain an employee of Home Company, but your services will be temporarily seconded to Host Company. You will be based at the office of Host Company at 70 Esna Park Drive, Unit 12, Markham, ON L3R6E7 Canada.

While you are in Canada during your secondment, you shall not have any authority to negotiate on behalf of Home Company, or to modify or accept contracts on behalf of Home Company, or to otherwise bind Home Company to any contract with any third party or to conduct any business in the name of or on behalf of Home Company. Further, any contract presented to you that is intended to bind Home Company must be entered into by a duly authorized officer of Home Company located in the principal business office of Home Company in South San Francisco, CA.

Compensation and Benefits

During your secondment, you will receive the following compensation:

Annual Base salary: USD equivalent of $325,000.00

Retirement Plans: You will continue to participate in Home Company’s 401k retirement plan while on secondment. The terms of your participation will be consistent with plan rules and eligibility.

Health and Welfare Plans: When possible, and in accordance with plan rules and eligibility, you will be covered by Home Company’s health and welfare plans. If international coverage is not available through Home Company’s plans, Human Resources will contact you to arrange for supplementary coverage.

Work and Holiday Schedule: Your work and holiday schedule will be in accordance with the work and holiday schedule of Canada.

Vacation and Leaves: Vacation eligibility and accrual and entitlements to leaves of absence will be determined in accordance with Home Company policies.

Business Expenses: Home Company will be responsible for reimbursing you for all business expenses reasonably and properly incurred on Host Company business. You should follow the applicable procedure for reimbursement of reasonable business expenses under your Home Company’s policies, including the requirement of producing appropriate supporting documentation for the reimbursement of such expenses.

Tax Equalization

During the period of your secondment, you will pay approximately the same U.S. income (federal, state and local) and social security taxes that you would have paid had you remained in California, the United States. To accomplish this, there will be an amount deducted from your pay corresponding to the U.S. federal and California income tax, as well as U.S. social security tax, that you would have paid had you lived and worked in California (“Retained Hypothetical Tax”). This Retained Hypothetical Tax will be calculated and deducted from your compensation and will replace actual withholdings. After your tax returns are prepared, your hypothetical tax will be recomputed to reflect the actual facts for the year (“Final Hypothetical Tax”) and the difference between the Retained Hypothetical Tax and the Final Hypothetical Tax will be settled promptly thereafter.

You will be required to comply with all U.S., state and local and foreign laws regarding personal income and social taxes. You will be responsible and liable for the submission of tax returns for the United States and California and Canada. To assist you in this regard, Home Company will designate a tax return preparer and pay for the preparation of required tax returns and tax equalization settlement calculations for you for all tax years affected by the secondment. For purposes of Home Company’s tax equalization policy, you agree to either personally provide Home Company with a copy of your completed tax returns applicable to the years of your secondment or allow the tax return preparer to provide this information directly to Home Company for you.

Without prejudice to the above, you further agree:

-	to authorise Home Company to deduct the Retained Hypothetical Tax from your salary and other earnings on a monthly basis; and

-	that any additional tax amounts due from you when the Final Hypothetical Tax is computed will be settled by you promptly.

You also agree that Home Company or Host Company shall be entitled at any time during your employment, or in any event on termination, to deduct from your remuneration or from any other monies due to you from Home Company or from Host Company (or from any other group company), any amounts owing from you as a result of the application of these tax equalization provisions, whether in respect of hypothetical tax withholding or final tax equalization balances (including interest and penalties attributable to you).

You agree that, if any amounts remain owing after termination of employment, and the Fluidigm group company in question is unable to recover the full amount due by making deductions from your remuneration or from any other monies due to you from any Fluidigm group company, you will pay to Home Company or Host Company on demand and in full a sum equal to any amounts owing. You agree that this sum shall be recoverable as a debt, together with all costs, including legal costs, incurred by any Fluidigm group company in recovering the sum.

Finally, if you were subject to social security charges in your host location and the host location permits you to apply for a refund of such charges, you agree to apply for such refund, and have such refund paid to Host Company or Home Company where possible. If refund directly to Host Company or Home Company is not possible, then you authorize Home Company or Host Company, as applicable, to deduct and set off any amounts refunded to you from any payments due from Home Company or Host Company to you, up to the maximum extent permitted by law. If the set-off is insufficient to cover the refund that you received, you agree to write a personal check for the amount still outstanding. The obligations under this clause continue after termination of your secondment and/or employment.

Any amounts paid to you in connection with tax equalization, that meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations under Section 409A, shall be paid no later than the end of the second calendar year next following the calendar year to which the compensation subject to the tax equalizations relate. All reimbursements under this letter, including amounts paid for tax equalization that do not meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations shall be made no later than the end of the calendar year next following the calendar year in which the applicable expenses are incurred.
Other Benefits

During the period of your secondment to Host Company, you shall be eligible to be provided with certain employee fringe benefits as you will be an expatriate working and living in Canada. Further details of these expatriate fringe benefits that you are eligible to receive are provided below.

These fringe benefits shall not be considered for purposes of determining any vacation pay or similar.

Pre-Secondment Support Services

To ensure that you are prepared to assume your new role in Canada, you will be provided with pre-secondment services in accordance with the Relocation Policy prior to deployment to Canada.

Passports, Visas, Residence and Work Permits. Home Company shall pay all costs for obtaining any required passports, visas, resident and/or work permits for you and any related documents and all associated administrative fees imposed, as may be required in connection with your secondment to Host Company and your business activities on behalf of Host Company.

Pre-Secondment Trip. Home Company shall pay for two trips to include business class airfare, local transportation, per diem and lodging per Home Company policy for a pre-assignment trip not exceeding five (5) days for you and your accompanying spouse.

Other International Secondment Allowances and Benefits

During your secondment, you shall be eligible for the following secondment allowances and benefits up to USD $125,000.00, but only for the duration of the secondment:

Housing Assistance. You will be provided with suitable housing consistent with the local market, including furniture as needed and all basic utilities (including telephone) and insurance. Standard house upkeep such as house cleaning will be at your personal expense.

Where possible, Home Company will sign the apartment/home lease and will pay all rental expenses directly. The terms of any lease must be approved by Home Company prior to acceptance.

Home Company will provide property maintenance and upkeep services related to your vacant Atherton, CA property while you are on the secondment. You are responsible for the costs of mortgage, insurance and taxes on the property. In the event that the property is rented, you agree to turn over to Home Company the gross rents collected. You are responsible for costs of mortgage, insurance and taxes on the property.

If you are required to vacate your principal residence prior to departure for Canada, you will be reimbursed for reasonable costs for meals, lodging, laundry, and other incidentals for a maximum of seven days. You will also be reimbursed for temporary living expenses in order to provide for a maximum of seven days of temporary living if living accommodations are not ready when you arrive in your host location. Reasonable costs for meals, lodging, laundry, and other incidentals are reimbursable during this period.

Health Club. You will be provided membership to a country club that is consistent with your current membership at home location.

Relocation Expenses. Home Company will reimburse business class air travel and incidental travel expenses for you and your accompanying spouse to travel to Canada (pre-visa) and from Canada at the end of your secondment (except as indicated below under “Term and Termination”).

You will be reimbursed up to USD $5,000.00 for shipping your personal possessions to Canada in connection with the start and also the conclusion of your secondment (except as indicated below under “Term and Termination”).

Transportation. To assist you and your spouse with transportation costs in Canada, Home Company will provide you with an automobile for use in the performance of your duties as well as an additional automobile for your spouse (which may be rented on occasions). In addition, Home Company will pay for all of the expenses of operating, maintaining and insuring such automobile[s] as well as applicable fees and taxes. You are responsible for fuel costs related to personal use. The automobile[s] will be the customary vehicle[s] in the host location for locals of your position.

Home Trips. You and your accompanying family members are each eligible for several completed round trip per 9-months’ period to Atherton, CA to maintain home location ties. Home Company will not allow the carryover of any unused home leave trips. Home Company will reimburse round-trip coach airfare for you and your accompanying family members. In accordance with company policy, you can use your frequent flyer miles to upgrade from coach airfare. You are expected to obtain pre-approval from Canada management for your specific travel dates and visit Home Company and coordinate your travel with business trips.

At the end of your secondment, all related allowances and benefits will terminate.

Exemption from Code Section 409A for U.S. Taxpayers. If you are subject to U.S. income taxation, any amounts paid to you in connection with tax equalization, that meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations under U.S. Internal Revenue Code Section 409A, shall be paid no later than the end of the second calendar year next following the calendar year to which the compensation subject to the tax equalizations relate. All reimbursements under this letter, including amounts paid for tax equalization that do not meet the requirements of Section 1.409A-1(b)(8)(iii) of the Treasury Regulations shall be made no later than the end of the calendar year next following the calendar year in which the applicable expenses are incurred.

Standard of Conduct

During the period of your secondment, you will comply with the rules and procedures of Host Company, in addition to those of Home Company applicable despite your secondment abroad. You will be subject to the day-to-day management and control of the President & CEO of Home Company, from whom you will take instructions.

You are also expected to abide by the laws and regulations of Canada. Accordingly, you are required to maintain a standard of conduct that does not bring discredit upon yourself, your supervisors or upon Host Company.

Term and Termination

This secondment will commence as soon as is reasonably practicable after the date hereof. This secondment is anticipated to last for up to one year. At its discretion, however, Home Company may terminate this secondment before the expiration of that period in accordance with this letter or extend the secondment as required. If your secondment goes beyond one year, the terms and conditions of your secondment will be reviewed by Home Company.

Notwithstanding anything in this letter agreement to the contrary, Home Company may terminate this secondment at any time for any reason, however, we will attempt to give you one (1) month’s advance notice in order to assist you in preparing for the transition.

Home Company’s intention is that you will return to work for Home Company in a suitable capacity, however, you remain at all times an at-will employee of Home Company and shall not have an entitlement or guarantee of any position with Home Company. For the avoidance of doubt, the termination of your employment with Home Company shall automatically terminate your secondment under this letter. The cost of relocating you back to your home location will be covered in accordance with the Relocation Policy.

Notwithstanding the foregoing, Home Company may terminate your employment at any time if your conduct is such as to constitute Cause (as defined below) for summary dismissal. In the event your secondment or your underlying employment is terminated by reason of Cause, or if you voluntarily terminate employment or accept employment with another organization (unrelated to Home Company) within six months of the secondment start date, you will be solely responsible for any and all expenses related to the relocation of you and your family back to your home jurisdiction, including without limitation airfare, shipping costs, temporary housing expenses, and the like. For purposes of this letter agreement, “Cause” means (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or pleading guilty to any indictable offense or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) your gross misconduct, (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of Home Company, Host Company, or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with Home Company or Host Company; (v) your willful breach of any obligations under any written agreement or covenant with Home Company or Host Company; or (vi) your continued failure to perform your employment duties after you have received a written demand of performance from Home Company which specifically sets forth the factual basis for Home Company’s belief that you have not substantially performed your duties and your failure to cure such non-performance to Home Company’s satisfaction within 10 business days after receiving such notice. In such circumstance, your employment shall end immediately without notice or pay in lieu thereof or any other form of compensation, except pay to your last day worked and any accrued vacation pay owing.

Third Party Beneficiary

Each of Home Company and Host Company is a third party beneficiary of this agreement and each of them has the full right and power to enforce rights, interests and obligations under this agreement without limitation or other restriction.

Governing Law

This temporary amendment to the Offer Letter will be governed by and construed in accordance with the laws of the State of California. You expressly agree that Canada law does not apply and waive all claims under Canada law. Notwithstanding the foregoing, to the extent that you are entitled to rights, benefits or compensation under the laws of both Canada and your home jurisdiction, you agree that you will be entitled to such rights, benefits, or compensation that are no greater than those provided to you under the terms of this letter agreement, so that any advantages that may accrue to you under the laws of both jurisdictions may not be combined.

Severability

If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law.

Please confirm your agreement to the terms of this secondment by signing and dating the duplicate copy of this letter, in the space provided.

Yours sincerely,

/s/ Gajus V. Worthington
Gajus V. Worthington
For and on behalf of Home Company

I agree to the terms and conditions of my secondment to Host Company in accordance with this letter. I understand that nothing contained herein shall be considered to be a guarantee of employment for the estimated duration of the secondment.

/s/ William M. Smith William M. Smith	March 4, 2014 Date